                                                                     Exhibit 5.1

                              MAYER, BROWN & PLATT

                           190 SOUTH LA SALLE STREET

                         CHICAGO, ILLINOIS  60603-3441



                                 March 27, 1998


The GSI Group, Inc.
1004 East Illinois Street
Assumption, Illinois 62510

David Manufacturing Co.
1600 12th Street N.E.
Mason City, Iowa 50401

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration of certain 10 1/4% Senior Subordinated Notes due 2007 (the "Notes") of The GSI Group, Inc. (the "Company"), and the guarantee thereof (the "Guarantee") by David Manufacturing Co ("DMC"), pursuant to a registration statement on Form S-4 (the "Registration Statement").

     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company and DMC as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

     Based upon the foregoing, we are of the opinion that:

     (i) the Notes have been duly authorized for issuance by the Company and, when the Notes are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Notes will be legally issued and will constitute a valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity); and

The GSI Group, Inc.
David Manufacturing Co.
March 27, 1998
Page 2



     (ii) the Guarantee has been duly authorized for issuance by DMC and, when the Notes are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Guarantee will be legally issued and will constitute a valid and legally binding obligation of DMC, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity).

     We are admitted to practice law in the States of Illinois and New York and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the corporate laws of the State of Delaware.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters."

                              Very truly yours,

                              MAYER, BROWN & PLATT



                              By    /s/ J. Paul Forrester
                                ----------------------------------------------
                                 J. Paul Forrester, a Partner of the Firm